February 21, 2023 Saloni Sanghvi Varma Dear Saloni:

On behalf of the leadership and staff of Thorne Research, Inc (“Thorne” or “The Company”)., it is my great pleasure to formally offer you a full-time position with Thorne. It takes an exceptional spirit of drive, innovation and cooperation to develop and deliver innovative, high-quality, research-based nutritional supplements, health diagnostics technology platforms, and outstanding customer service, as well as positioning our company to be a world-class leader in our industry. Our accomplishments and success are solely attributable to our outstanding staff and the trust and respect we have for one another. These values are among those that differentiate us from our competitors and we believe you will embrace and enrich those values and make major contributions in your career here.

Position: This letter confirms our offer to you for the position of Chief Financial Officer, reporting to me. This offer of employment is contingent on our receipt of satisfactory results from your pre-employment drug screening and your background and reference checks.

Enclosed is a copy of the Job Description for your position. Please review it, as you will be asked to sign it during your new employee orientation, as confirmation that you understand the duties and responsibilities of your position and that you can perform them satisfactorily.

During the Term, it shall not be a violation of this Agreement for Employee to (a) serve on corporate, civic, or charitable boards or committees, (b) deliver lectures or fulfill speaking engagements, (c) manage personal investments, (d) serve as an officer of one or more affiliates of the Company, or (e) serve on the boards of directors of companies as approved by the CEO, in each case, as long as such activities do not (x) violate the terms of this Agreement or any other agreement between Employee and the Company, or between the Company and any third party, or (y) interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

Salary: You will receive an annualized wage of $400,000.00, which will be paid every other Friday in accordance with Thorne’s normal payroll procedures (26 pay periods per year). Yours is an FLSA exempt position, and as such it is exempt from the payment of overtime.

For each calendar year commencing with the 2023 calendar year, you shall have the opportunity to earn an annual bonus under a bonus plan to be established by the Company, based upon both objective and subjective corporate and/or individual standards set by the Company annually. The Annual Bonus amount, if any, will be defined as a % of Employee’s Base Salary at the end of the relevant calendar year or the end of employment, whichever is applicable.

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Sign-on bonus: The Company will pay you a signing bonus of $100,000, which will be paid to you in a lump sum at the end of the first pay period of your employment.

Equity Compensation: You will be granted an award for 500,000 Restricted Stock Units (RSUs) together and as part of the Company’s 2023 annual grant. Your vesting commencement date for the award grant and related service term will be as set forth and as defined in the related award agreement.

You will continue to hold your existing RSU (received in lieu of your services as Board member and as Chair of the Audit committee) and they will continue to vest per their original schedule.

Benefits: Thorne Research offers a generous and extensive benefits package. You will be eligible to participate in Company-paid employee benefits, including paid holidays, our medical, dental, vision, short and long-term disability and employee life insurance plans. In addition, we offer a number of supplemental benefits including, a monthly free-product allotment, flexible spending accounts and other insurance options. Medical, dental vision, disability, and life insurance benefits are available on the first working day of the month if employment begins on that day or the first of the following month. PTO accrual will begin after 14 days of employment. Further information on these programs will be provided to you at your new employee orientation. Thorne reserves the right to change employee benefits.

401(k) Plan: Thorne provides a 401(k) plan, in which employees can save for retirement by contributing pre-tax or post-tax payroll dollars. This plan provides for a company-paid match of up to 4% of your contributions depending upon the amount contributed by you. Eligibility begins on the first calendar day of the month if the employee starts that day or the first day of the following month.

Start date and New Hire Orientation: Your first day will be 4/1/2023. From there you will begin to participate in various new employee orientation activities. During these activities, you will learn more about the Company, its benefits, products, businesses, staff, and your role.

Outstanding Legal Obligations: If you have any non-competition obligations from a current or former employer that are still in force, then you must disclose these obligations to Thorne prior to signing this offer letter. Your failure to disclose could jeopardize your employment status at Thorne. If you accept this offer of employment, then you might be asked – or you might not be asked – to enter into a non-competition agreement that might impose certain obligations on you after your employment at Thorne terminates. We will negotiate any non-competition agreement with you and give you the opportunity to review it with your legal counsel before you enter into it.

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Other Matters: For purposes of U.S. immigration laws, you must provide us current documentary evidence of your identity and your eligibility for employment in the United States. Such documentation must be provided within three business days of your date of hire; otherwise, our employment relationship with you can be terminated.

This offer of employment sets forth the terms of your employment with Thorne and supersedes any prior representations or agreements, whether written or oral. This offer of employment may not be modified or amended except by a subsequent written agreement signed by Thorne and by you.

Please note that your employment with Thorne is for no specified period of time and constitutes at-will employment. As such, you are free to resign at any time, for any reason or for no reason. Similarly, Thorne is free to terminate its employment relationship with you at any time, with or without cause.

Welcome to Thorne Research. We look forward to working with you. Sincerely,

/s/ Paul Jacobson

Paul Jacobson

Chief Executive Officer

I ACCEPT AND AGREE TO THIS OFFER OF EMPLOYMENT.

/s/ Saloni Varma 21 February 2023

Saloni Sanghvi Varma - Signature Date

Saloni Sanghvi Varma- Print Name

Enclosures: Job Description

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